SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the press release related to the Company and filed herewith as Exhibit 1 (the “Press Release”) to its website, www.RestoretheMagic.com (the “Website”), and, from time to time, may publish to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels, or otherwise disseminate to shareholders of the Company, the Press Release or portions thereof;

•	publish the material filed herewith as Exhibit 2 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders;

•	disseminate to the Company’s shareholders the letter filed herewith as Exhibit 3 (the “Shareholder Letter”) and, from time to time, Trian may publish the Shareholder Letter, or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Shareholder Letter to the Company’s shareholders; and

•	disseminate to the Company’s shareholders the communication filed herewith as Exhibit 4 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders.

Exhibit 1

TRIAN SENDS LETTER TO FELLOW DISNEY SHAREHOLDERS OUTLINING THE NEED FOR CHANGE

Advises Shareholders to Vote “FOR” Nelson Peltz and James A. (“Jay”) Rasulo on the BLUE Proxy Card

NEW YORK, March 18, 2024 – The Trian Group,1 which beneficially owns $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today released a letter to its fellow Disney shareholders. The full text of the letter is below and available to view online at: https://restorethemagic.com/03-18-2024/.

Dear Fellow Walt Disney Company Shareholder:

Disney’s 2024 Annual Meeting will be held on April 3, and it is time for you to vote to help Restore the Magic at Disney.

For more than a century, Disney has captivated millions of people all over the world with unforgettable films and experiences. Like you, Trian loves Disney and wants to see the Company succeed. With its iconic franchises, global presence and scale, unparalleled customer loyalty and enviable commercial flywheel, Disney and its shareholders should prosper.

But despite its many advantages, Disney has lost its way. Disney fell from its #1 position at the box office,2 was late to enter the streaming business3 and doubled down on linear TV at the wrong time.4 As a result, financial performance has deteriorated, with earnings per share, free cash flow, operating income and many other key metrics lower than they were five years ago.5

Consequently, shareholders have suffered. Disney’s stock has underperformed its media peers and the broader market over most relevant periods: over the past one, two, three, four and five years.6

Change Is Needed

To help ensure a better future for this great company, we believe Disney needs new independent directors who have a shareholder mindset, deep and relevant experience and a sense of urgency.

We have nominated two such candidates: Nelson Peltz and Jay Rasulo, each of whom have invested their own money in Disney stock and are dedicated to helping Disney. Nelson was a public company CEO and has served on the boards of many public companies facing performance, governance and CEO succession challenges, just like Disney. Jay is the former Chief Financial Officer of Disney and ran the Company’s parks and resorts business before that.

Nelson and Jay pledge to work together with the other members of the Board and Disney’s leadership team to enhance corporate governance and accountability, accelerate media profitability, review Disney’s creative engine and clarify the Company’s strategic focus. We believe Nelson and Jay will be a catalyst for much needed positive change.

We are seeking to replace two long-serving Disney directors whose backgrounds and skills are not, in our view, relevant to Disney’s current challenges or likely to assist in its turnaround: Michael B.G. Froman and Maria Elena Lagomasino. Mr. Froman is President of the Council on Foreign Relations (where another Disney director is on the board) and Ms. Lagomasino helps organize the affairs of wealthy families. Whatever their strengths and skills in foreign affairs and wealth management, the cold truth is that neither of them has helped Disney retain its leadership position in the media landscape; neither of them has aligned executive pay with performance;7 and neither of them has facilitated an orderly CEO transition.8 Instead, under their watch, Disney has fallen – its fundamental financial performance is worse,9 and its stock has underperformed.10

Disney can do better. But it needs some fresh thinking.

We Have Helped Drive Change

At Trian, we have recommended and nominated directors at more than two dozen companies over the course of our history. Nelson Peltz has served on 11 public company boards himself and is one of the most experienced corporate directors in America. Time and again, Nelson and our other candidates have proven to be productive and collaborative directors; they have overseen major business transformations11 and successful leadership transitions12 and have helped drive growth13 and create value14 for all shareholders.

The simple fact is that Trian suggests candidates for boards in an effort to help, and our candidates focus their energy entirely on trying to create value for shareholders. Our fresh perspective and shareholder mindset, coupled with a genuine dedication to collegiality and collaboration, and long-term focus are a powerful combination. Great companies that have lost their way – like Disney – often thrive after new directors, nominated by Trian, are appointed.15

Just ask the companies themselves: executives at Mondelēz, Sysco and Wendy’s, for example, have praised our directors for working constructively in the boardroom.16 Even CEOs of companies that initially opposed the appointment of Mr. Peltz – Heinz, DuPont and Procter & Gamble – later commended him as constructive and collaborative.17

Accepting Change is Hard

Admittedly, our relationships with companies, and with other directors, do not always start with such positive feelings. Sometimes to deflect from performance issues, corporate boards attempt to sow uncertainty about Trian and our candidates, warning that we will be “disruptive” or that our candidates will “not add value.”18

Disney has taken this approach to an extreme. Disney’s Board has claimed that the election of Nelson and Jay threatens to “impede,”19 “disrupt”20 and “derail”21 the Company’s supposed progress. They have disingenuously touted “endorsements” from “experts”22 who are, in fact, just service providers or advisors to Disney that have been highly compensated by the Company. Disney has used inflammatory rhetoric, claiming that our candidates (one of whom is Disney’s own former CFO) are “oblivious”23 and that our ideas are “inane.”24

We have been here before.

We know that companies sometimes fear and resist change. But we also know that turnarounds are not easy and often require objective thinking and new ideas.

To Disney’s incumbent directors, we say this: we are not here to upset, interrupt or reverse Disney’s progress, or frustrate the Board or leadership team. We love Disney; we are a large investor and we come with the sole purpose of helping the Company get back to delighting consumers and delivering strong returns for shareholders. We look forward to the opportunity to do so together, with you, from inside the boardroom.

Vote for Change

Nelson Peltz and Jay Rasulo have dedicated themselves to helping build a better future for this iconic company. Like you, we want Disney to improve the guest experience at its parks and on its cruises; create unforgettable, industry-leading films and television content; and deliver sustainable growth and value for shareholders for generations to come.

We are confident that, given its many advantages, Disney can do better. But we need your help.

Together, we can elect two new independent directors who will bring focus, alignment and accountability to the Company’s boardroom. Together, we can Restore the Magic at Disney.

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote FOR Nelson Peltz and Jay Rasulo and WITHHOLD on Michael B.G. Froman, Maria Elena Lagomasino and all three Blackwells Nominees. Please use the enclosed BLUE proxy card.

P.S. If you voted already, it is not too late to switch your vote and support Trian’s Nominees, Nelson Peltz and Jay Rasulo. Your last vote is the one that counts.

For more information, please visit www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (“Disney” or the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Trian has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein. Trian does not endorse third-party estimates or research which are used herein solely for illustrative purposes.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

1 Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund

Management L.P. and certain of its affiliates and other persons (the “Definitive Proxy Statement”) for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $800,000, in each case as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney’s share price at the close of business on March 15, 2024.

2 Trian presentation, filed with the Securities and Exchange Commission on 03/04/24 (“Trian’s White Paper”) at page 106.

3 Id. at page 30.

4 Id. at pages 58-60.

5 Id. at page 9.

6 FactSet. Note: Disney performance measures total shareholder return (“TSR”) through 03/15/24 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. “Media Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Definitive Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery; “Broader Market” represents the S&P 500 which we highlight here only as a widely recognized index, however, for various reasons the performance of the index and that of the securities mentioned above may not be comparable. One cannot invest directly in an index.

7 Since Ms. Lagomasino became Chair of Disney’s Compensation Committee, Disney’s say-on-pay votes have averaged just 73%, which ranks in the bottom 10% of all S&P 500 companies and Disney’s say-on-pay approval percentages have been below the S&P 500 median every year. Say-on-pay has also been below the average of all of the S&P 500 companies since 2018, which is Mr. Froman’s tenure on the Board.

8 Trian’s White Paper at page 64.

9 Trian’s White Paper at page 9.

10 FactSet. Disney’s stock has underperformed Media Peers and the Broader Market over one, three and five years. See supra n. 6.

11 At The Procter & Gamble Company (“P&G”), a household products company where Mr. Peltz served on the Board from 2018 until 2022, he helped P&G develop and oversee a “Four-Year Overhaul” that resulted in P&G “making several dramatic changes to help improve performance” and “streamlin[ing] its operations from 10 business units to six, improv[ing] its earnings growth, clear[ing] out bureaucracy and increas[ing] accountability.” (Source: Article titled “Peltz to Depart P&G Board, Capping Nearly Four-Year Overhaul,” published August 5, 2021 by Bloomberg.)

12 Nelson Peltz has assisted six different boards with executing on successful succession plans since 2016: Unilever (2023), Janus Henderson (2022), P&G (2021), Sysco (2020), Mondelēz (2017) and Wendy’s (2016 and 2024).

13 At Mondelēz International, an international snack company, during Mr. Peltz’s tenure on the board of directors from 2014 to 2018, the company improved its cash flow generation through margin improvement and development of working capital efficiencies. (Source: SEC filings. In 2014, operating income margins were 11.7% and improved to 16.7% in 2018. Cash flow from operations were $3.56 billion in 2014 and improved to $3.95 billion in 2018.)

14 At Trian portfolio companies where Nelson Peltz has served on the board, those companies have delivered an average annualized TSR of 17%, from the first day Trian invested through 12/31/23 (or through a company’s sale date related to an acquisition), outperforming the S&P 500 by more than 500 bps and representing a 1600 bps improvement from the five-year period prior to Trian’s involvement. This TSR information does not represent, and should not be construed as describing, the performance of any funds, investment vehicles or accounts managed by Trian. Past TSR performance is not indicative of future TSR performance. Although Trian believes that the changes or improvements for certain companies identified herein were attributable in significant part to the cumulative effects of the implementation of operational and strategic initiatives during the period of Nelson and Trian’s active involvement, there is no objective method to confirm what portion of such growth was attributable to Nelson and Trian’s efforts and what may have been attributable to other factors.

15 Id.

16 See the “Third Party Perspectives” page of the Trian Group’s website, www.RestoreTheMagic.com, for a list of quotes from select former directors and executives with whom Trian’s partners have served on a public company board.

17 Id.

18 P&G Letter to Shareholders, 08/01/17.

19 Disney Letter to Shareholders, 02/12/24.

20 Disney Letter to Shareholders, 02/26/24.

21 Disney Letter to Shareholders, 02/12/24.

22 See the “Expert Analysis” page of Disney’s campaign website, which includes supportive quotes from Jamie Dimon, the CEO of JPMorgan Chase, and Mason Morfit, the CEO of ValueAct Capital. According to the Financial Times, JPMorgan Chase has received more than $150 million in fees from Disney since 2014. See also Blackwells Capital Investor Presentation, 03/11/24 (estimating that ValueAct has earned more than $90 million in fees from managing assets for Disney’s pension funds).

23 Disney presentation filed with the SEC on 03/11/24 at page 42.

24 Id. at page 4.

Exhibit 2

Exhibit 3

***PRIOR* To Proxy Vote**	**Heinz** "**The company is at a key inflection point and we cannot afford to let the Board and management be diverted from our progress** and plan by creating a dysfunctional and destabilizing environment." **Heinz, Jun 2006**	**DUPONT** "Trian has chosen this path [a proxy contest] with the **potential to disrupt our Company at a key stage of execution against our plan"** **DuPont Press Release, Jan 2015**	**P&G** "[P&G] is in the **best position to continue building a better Company without adding Mr. Peltz to the Board**...Now is the time to focus on accelerating results, and prevent anything from derailing the work that is delivering improvement." **David Taylor, P&G CEO, Aug 2017**
***AFTER* Trian Involvement**	"I said to another CEO...who had called me and inquired about Nelson, that **if I were to form the board today, Nelson would be one of the first Directors I'd ask to serve** because he is an insightful, communicative, enthusiastic, energetic and available Director." **Bill Johnson, Heinz CEO, Mar 2008**	**"I have the highest regard for Nelson Peltz**... Since becoming CEO of DuPont, **I have talked many times with the Trian team and appreciate their insights on strategy and operations, as well as the collaborative and productive manner in which they have engaged with us."** **Ed Breen, DuPont CEO, July 2017**	**"From day one, Nelson has been a focused, collaborative member of P&G's Board.** Working in concert, Nelson and the Board have **constructively provided perspective and expertise to help me and P&G's senior leaders navigate a challenging external environment** and maintain long-term competitive advantage for the benefit of many stakeholders. I'm **grateful for his service and the collaborative partnership** we've developed over the past few years..." **David Taylor, P&G CEO, Aug 2021**

VOTE FOR CHANGE

For more information, please visit www.RestoreTheMagic.com

Exhibit 4